Exhibit 10.5

Date:1/4/2021

MOBILE APPLICATION DEVELOPMENT AGREEMENT

By and between

INFAST BROKERAGE LIMITED
(the “Developer”)

and

WEALTH GUARDIAN INVESTMENT LIMITED
(the “Customer”)

MOBILE APPLICATION DEVELOPMENT AGREEMENT

THIS MOBILE APPLICATION DEVELOPMENT AGREEMENT (this “Agreement”) is entered into on 1 April 2021 (the “Effective Date”) by and between the following parties:

(1)
INFAST BROKERAGE LIMITED (company number 0250537), a company incorporated in Hong Kong with limited liability with registered office at 18/F, No.8 Lyndhurst Terrace, Central, Hong Kong (the “Developer”);

(2)
WEALTH GUARDIAN INVESTMENT LIMITED (company number 9429045969690), a company incorporated in the New Zealand with limited liability with registered office at Flat 4, 9 Rocklands Ave, Mount Eden, Auckland 1024, New Zealand (the “Customer”);

The Developer and the Customer are collectively referred to below as the “Parties”, any of which is referred to as a “Party”.

RECITALS

WHEREAS:

A.
The Customer wishes to engage the Developer as an independent contractor for the Customer for the purpose of designing, developing, and hosting mobile application (the “Application”) on the terms and conditions set forth below.

B.	The Developer wishes to develop and maintain the Application and agrees to do so under the terms and conditions of this Agreement.

C.	Each Party is duly authorized and capable of entering into this Agreement.

NOW THEREFORE, in consideration of the above recitals and the mutual promises and benefits contained herein, the Parties hereby agree as follows:

1.	PURPOSE

The Customer hereby appoints and engages the Developer, and the Developer hereby accepts this appointment, to perform the services as described in Schedule 1 attached hereto (the “Proposal”), which forms part of this Agreement, in connection with the design, development, maintenance and hosting of the Application (collectively, the “Services”).

2.	SOFTWARE SUPPORT AND MAINTENANCE

2.1	The Developer shall provide the Customer support and maintenance for the Application in the manner set forth in this Agreement and as detailed in the Proposal.

2.2
Prior to the delivery of the Application to the Customer by the Developer, the Developer shall conduct tests on the Application and its related software (the “Pre-delivery Tests”) to ensure that the Application and its related software are of reasonable quality and compliant with prevailing security standards concerning software usage..

3.	FEES AND PAYMENT

3.1
The Customer shall pay to the Developer the following fees in a total amount of US$2,800,000 (two million and eight hundred thousand US dollars), breakdowns of which have been detailed in the Proposal:

(i)	a total amount of US$50,000 (fifty thousand US dollars) as a one-off fee for the development of the Application (the “Application Development Fee”);and as detailed in the Proposal;
(ii)	a total amount of US$1,550,000 (one million and five hundred fifty thousand US dollars) as one-off fees for the system upgrades and interface to be delivered from 1 April 2022 to 31 March 2023; and
(iii)	a yearly system maintenance fee of US$1,200,000 (one million and two hundred thousand US dollars) from 1 April 2022 to 31 March 2023.

3.2	The Customer shall pay to the Developer,:
(i)	within six (6) months upon the completion and delivery of services by the Developer and the acceptance by the Customer for the services detailed in subsection 3.1(i) and (ii) above; and
(ii)	within one (1) months upon the completion of system maintenance services for the period from 1 April 2022 to 31 March 2023 set out in subsection 3.1(iii) above.

3.3
The Customer shall pay to the Developer interest at the rate of five percent (5%) per annum on any overdue amounts starting from the date they become due and payable to the Developer and ending on date the abovementioned overdue amounts are received by the Developer. Upon request, the Customer shall indemnify the Developer for any costs reasonably incurred by the Developer as a result of the Customer’s failure to pay on the due date, including but not limited to litigation costs and legal fees of the Developer.

3.4	Fees and payments for extra work requested by the Customer which is beyond the scope of this Agreement shall be separately negotiated and agreed between the Parties.

3.5
Unless otherwise agreed in writing, all amounts payable to the Developer shall be paid by way of a deduction from the Customer;s house account maintained with the Developer, detailed in this Agreement or on its invoice. The Customer agrees to pay the fees via deduction from the following account.

Account Name：Wealth Guardian Investment Limited – House Account
Account Number： 600015

3.6
Unless otherwise stipulated in this Agreement, all amounts due to the Developer by the Customer shall be paid within three (3) working days of presentation of completion report and receipt of Acceptance Report without deduction or set off of any kind and net of banking costs or charges.

4.	TERMINATION

4.1
Unless otherwise agreed between Developer and Customer, the initial term of this Agreement shall be two (2) years from the Effective Date (the “Initial Term”). It shall automatically renew thereafter for a period of two (2) years (the “Renewal Term”). Except as provided in provisions 4.2, 4.3 and 4.4 of this Agreement, if the Customer unilaterally terminates this Agreement without good cause during the Initial Term or the Renewal Term, the Customer shall pay to Developer all outstanding monthly base maintenance fee agreements for all months remaining due under this Agreement (including any one-time system customization modification fees not fully paid); if Developer unilaterally terminates this Agreement without good cause, the Customer shall be refunded a pro rata portion of the fees paid by the Client for services not yet provided by the Developer, as well as compensate the Client for other direct losses.

4.2
Either the Developer or the Customer may terminate this Agreement prior to the expiration of the Initial Term by giving not less than three (3) months written notice to the other party. Either the Developer or the Customer may terminate this Agreement after the expiration of the two (2) year renewal period by giving not less than three (3) months written notice to the other party during the two (2) year renewal period.

4.3
If either the Developer or the Customer materially breaches the provisions of this Agreement and, to the extent remediable, does not remedy the breach within thirty (30) days after the other party gives notice of the breach and requests remedy, then the other party may terminate this Agreement.

4.4
Either Party may elect to terminate this Agreement or suspend performance of this Agreement upon obtaining the written consent of the other Party in the event that (1) the other Party has filed a petition for bankruptcy, debt arrangement, debt restructuring or any similar relief under insolvency-related laws or an assignment for the benefit of creditors; (2) a receiver, trustee or similar person has been appointed for the business or property of such Party; (3) any involuntary petition has been filed against such Party under bankruptcy or insolvency law provisions of any involuntary petition against such Party that is not set aside, enjoined or discharged within 90 days; (4) the other Party passes a resolution ceasing its business or dissolving it; or (5) the Customer fails to obtain all licenses relating to the operation of the securities trading. Both Parties are required to communicate with the other Party at least three months in advance of such matters regarding the operation and maintenance off the relevant system and cooperation arrangements to ensure that the purchased system will have follow-up services.

4.5
Notwithstanding the termination of this Agreement, all disclaimers contained in this Agreement and all rights and liabilities arising prior to the date of termination shall survive, and any terms and conditions giving effect to the foregoing shall continue in effect.

5.	RESPONSIBILITIES OF THE DEVELOPER AND THE CUSTOMER

5.1	The Developer agrees to do each of the following:

(i)	create the Application as detailed in the Proposal, and extend best efforts to ensure that the design and functionality of the Application meets the Customer’s specifications;

(ii)
devote as much productive time, energy, and ability to the performance of its duties hereunder as may be necessary to provide the required Services in a timely and productive manner and to the timeframe specified in the Proposal;

(iii)	perform the Services in a workmanlike manner and with professional diligence and skill, as a fully-trained, skilled, competent, and experienced personnel;

(iv)
on completion of the Application, assist the Customer in installation of the Application to its final location, which assistance will include helping the Customer with its upload of the finished files to the Developer’s selected website hosting company and submitting for approval on the Apple App Store and Google Play;

(v)	provide the Services and the Application that are satisfactory and acceptable to the Customer and substantially free of defects; and

(vi)	communicate with the Customer regarding progress it has made with respect to the milestones listed in the Proposal in performing the Services upon an agreeable time on a regular basis.

5.2	The Customer agrees to do each of the following:

(i)	engage the Developer as the creator of its Application as further detailed in the Proposal;

(ii)	provide all assistance and cooperation to the Developer in order to complete the Application and provide the Services timely and efficiently;

(iii)	subject to section 7.3 (iii) of this Agreement, provide, to a reasonable extent, information about applicable compliance requirements relating to the Application to the Developer; and

(iv)	provide initial information, and supply all content for the Application.

6.	CONFIDENTIALITY

6.1
The Parties acknowledge that as a result of their prior relationship and/or during the course of this Agreement, they have or are likely to become privy to certain

Confidential Information belonging or pertaining to the other Party. The Parties further acknowledge that they have a legitimate business interest in keeping their respective Confidential Information confidential. “Confidential Information” means any information, data and/or documents of a confidential and/or commercially sensitive nature pertaining to one Party (whether marked confidential or not) and in whatever way obtained or received by the other Party (whether before or after the Effective Date), including, without limitation, any trade secrets, know how, drawings, artwork, samples, methodologies, systems, procedures, discoveries, ideas, concepts, conclusions, findings, inventions, results, techniques, processes, formulae, studies, marketing information, financial information, customer and supplier details and information, pricing information, business plans and/or any other information or material of whatever description or nature proprietary to a Party in which that Party has an interest in keeping confidential and which is not readily available to the public or by an actual or potential competitor of that Party.

6.2	Each Party undertakes to:

(i)	use the other Party's Confidential Information for the duration and purposes of entering into and implementing this Agreement only;

(ii)
use at least the same degree of care, diligence and discretion to limit disclosure of the other Party's Confidential Information as it uses to protect its own Confidential Information, but in no case with any less degree than reasonable care and diligence.

6.3
The Parties furthermore undertake to keep the Confidential Information of the other Party confidential at all times whether during this Agreement or after its after termination or cancellation. Neither Party may disclose the other Party’s Confidential Information to any third party except to its affiliates, consultants, agents , contractors, directors, officers and employees, provided that such disclosure is limited to only such persons to whom disclosure is necessary for purposes of giving effect to this Agreement (but then only to the extent that each such person has a need to know) and such persons are first bound by confidentiality and restricted user obligations no less onerous than those set out in this Agreement.

6.4	The obligations set out in this provision 6 shall not apply to any information which:

(i)	the Party receiving the information (“the Receiving Party”) can show by written records was in its possession prior to receiving the information from the other Party (“the Disclosing Party”);

(ii)
was generally available to the public prior to disclosure by the Disclosing Party or becomes generally available to the public after disclosure (other than through a breach by the Receiving Party of its obligations hereunder);

(iii)	the Receiving Party can prove it received from a third party legally entitled to possess such information;

(iv)	was subsequently developed independently by the Receiving Party without any reference to or use by it of the Disclosing Party’s Confidential Information;

(v)	is approved for release upon the written consent of the Disclosing Party; and/or

(vi)
is required by the provisions of any law, statute or regulation, or during any court proceedings, or by the rules or regulations of any recognised stock exchange to be disclosed provided that the extent of such disclosure is, as far as reasonably possible, limited and the Disclosing Party has been consulted prior to such disclosure.

6.5
Regardless of anything contained in this section 6, a Party shall be liable for any breach of this section caused by any of its directors, officers, employees, consultants. agents and/or professional advisers.

6.6
Save as otherwise provided in this Agreement, all documentation furnished by the Disclosing Party to the Receiving Party pursuant to this Agreement will remain the property of the Disclosing Party and upon termination of this Agreement shall be returned to the Disclosing Party. The Receiving Party shall not make or retain copies of any such documentation without the prior written consent of the Disclosing Party.

7.	PARTIES’ REPRESENTATIONS AND WARRANTIES

7.1	The Parties each represent and warrant as follows:

(i)	each Party has full power, authority, and right to perform its obligations under this Agreement;

(ii)
this Agreement is a legal, valid, and binding obligation of each Party, enforceable against it in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, or similar laws affecting creditors’ rights generally and equitable remedies); and

(iii)
entering into this Agreement will not violate the articles of incorporation, charter, by-laws, operating agreement or other governing document of either Party or any material contract to which that Party is also a party.

7.2	The Developer hereby represents and warrants as follows:

(i)	the Developer has the right to control and direct the means, details, manner, and method by which the Services required by this Agreement will be performed;

(ii)	the Developer has the experience and ability to perform the Services required by this Agreement;

(iii)	the Developer has the right to perform the Services required by this Agreement at any place or location, and at such times as the Developer shall determine;

(iv)
the Services required by this Agreement shall be performed by the Developer, and the Customer shall not be required to hire, supervise, or pay any assistants to help the Developer perform such services; and

(v)	the Developer is responsible for paying all ordinary and necessary expenses of itself or its staff.

7.3	The Customer hereby represents and warrants as follows:

(i)	the Customer will make timely payments of amounts earned by the Developer under this Agreement and as detailed in the Proposal hereto;

(ii)	the Customer shall notify the Developer of any changes to its procedures affecting the Developer’s obligations under this Agreement at least 14 days prior to implementing such changes;

(iii)	the Customer shall notify the Developer of any particular laws, rules, or regulations that must be followed to comply with local accessibility requirements; and

(iv)	the Customer shall provide such other assistance to the Developer as is reasonable and appropriate from time to time for the Developer’s performance of its obligations hereunder.

8.	APP REPRESENTATIONS AND WARRANTIES

8.1
Performance: The Developer hereby warrants and represents that for a period of 30 days following delivery of the Application to the Customer pursuant to the Proposal (the “Support Period”), the frontend and backend systems will be free from programming errors and defects in workmanship and materials, and will conform to the specifications of the Proposal. In the event that programming errors or other defects are discovered during the Support Period, the Developer shall promptly remedy those errors or defects at its own expense.

8.2
No Disablement: The Developer hereby warrants and represents that the Application, when delivered or accessed by the Customer, will be free from material defects, and from viruses, logic locks, and other disabling devices or codes, and in particular will not contain any virus, Trojan horse, worm, drop-dead devices, trap doors, time bombs, or other software routines or other hardware component that could permit unauthorized access, disable, erase, or otherwise harm the Application or any software, hardware, or data, cause the Application or any software or hardware to perform any functions other than those specified in this Agreement, halt, disrupt, or degrade the operation of the Application or any software or hardware, or perform any other such actions.

9.	NATURE OF RELATIONSHIP

9.1
Independent Contractor Status: The Developer agrees to perform the Services hereunder solely as an independent contractor. The Parties agree that nothing in this Agreement shall be construed as creating a joint venture, partnership, franchise, agency, employer/employee, or similar relationship between the Parties, or as authorizing either Party to act as the agent of the other. The Developer is and will remain an independent contractor in its relationship to the Customer. The Customer shall not be responsible for withholding taxes with respect to the Developer’s compensation hereunder. The Developer shall have no claim against the Customer hereunder or otherwise for vacation pay, sick leave, retirement benefits, social security, worker’s compensation, health or disability benefits, unemployment insurance benefits, or employee benefits of any kind. Nothing in this Agreement shall create any obligation between either Party and a third party.

9.2
Indemnification of Customer by Developer: The Customer has entered into this Agreement in reliance on information provided by the Developer, including the Developer’s express representation that it is an independent contractor and in compliance with all applicable laws related to work as an independent contractor. If any regulatory body or court of competent jurisdiction finds that the Developer is not an independent contractor and/or is not in compliance with applicable laws related to work as an independent contractor, based on the Developer’s own actions, the Developer shall assume full responsibility and liability for all taxes, assessments, and penalties imposed against the Developer and/or the Customer resulting from such contrary interpretation, including but not limited to taxes, assessments, and penalties that would have been deducted from the Developer’s earnings had the Developer been on the Customer’s payroll and employed as an employee of the Customer.

10.	LICENSING

The Developer agrees to grant a transferable, assignable, non-exclusive license to the Customer for the use of the software framework. The Customer and the Developer agree that payments made under this Agreement are for the license and custom consulting services and do not compensate the Developer for any “work for hire.” The Developer retains the right to distribute, disseminate, and otherwise license the Application in any manner that does not violate any other portion of this Agreement. The Developer shall retain all rights to the source code of the software provided. The Developer grants the Customer an exclusive access to source code. Notwithstanding any provision in this section, the Customer retains ownership of any data, information, or other property stored, saved, transmitted or otherwise transformed by the licensed Application.

11.	NO CONFLICT OF INTEREST; OTHER ACTIVITIES

The Developer hereby warrants to the Customer that, to the best of its knowledge, it is not currently obliged under any existing contract or other duty that conflicts with or is inconsistent with this Agreement. During the Term, the Developer is free to engage in other development activities; provided, however, the Developer shall not accept work, enter into contracts, or accept obligations inconsistent or incompatible with the Developer’s obligations or the scope of Services to be rendered for the Customer pursuant to this Agreement.

12.	RETURN OF PROPERTY

Within 60 days of the termination of this Agreement, whether by expiration or otherwise, the Developer agrees to return to the Customer all Customer products, samples, models, or other property and all documents, retaining no copies or notes, relating to the Customer’s business including, but not limited to, reports, abstracts, lists, correspondence, information, computer files, computer disks, and all other materials and all copies of such material obtained by the Developer during and in connection with its representation of the Customer. All files, records, documents, blueprints, specifications, information, letters, notes, media lists, original artwork/creative, notebooks, and similar items relating to the Customer’s business, whether prepared by the Developer or otherwise coming into its possession, shall remain the Customer’s exclusive property.

13.	INDEMNIFICATION

13.1
The Developer shall indemnify and hold harmless the Customer and its officers, members, managers, employees, agents, contractors, sublicensees, affiliates, subsidiaries, successors and assigns from and against any and all damages, liabilities, costs, expenses, claims, and/or judgments, including, without limitation, reasonable attorneys’ fees and disbursements (collectively, the “Claims”) that any of them may suffer from or incur and that arise or result primarily from:

(i)	any gross negligence or willful misconduct of the Developer arising from or connected with the Developer’s carrying out of its duties under this Agreement; or

(ii)	the Developer’s breach of any of its obligations, agreements, or duties under this Agreement.

13.2	The Customer shall indemnify and hold harmless the Developer from and against all Claims that it may suffer from or incur and that arise or result primarily from:

(i)	the Customer’s operation of its business;

(ii)	the Customer’s breach or alleged breach of, or its failure or alleged failure to perform under, any agreement to which it is a party; or

(iii)	the Customer’s breach of any of its obligations, agreements, or duties under this Agreement;

provided, however, none of the foregoing result from or arise out of the actions or inactions of the Developer.

14.	INTELLECTUAL PROPERTY

14.1
No Intellectual Property Infringement by Developer: The Developer hereby represents and warrants that the use and proposed use of the Application by the Customer or any third party does not and shall not infringe, and the Developer has not received any notice, complaint, threat, or claim alleging infringement of, any trademark, copyright, patent, trade secrets, industrial design, or other rights of any third party in the Application, and the use of the Application will not include any activity that may constitute “passing off.” To the extent the Application infringes on the rights of any such third party, the Customer shall obtain a license or consent from such third party permitting the use of the Application.

14.2
No Intellectual Property Infringement by Customer: The Customer represents to the Developer and unconditionally guarantees that any elements of text, graphics, photos, designs, trademarks, or other artwork furnished to the Developer for inclusion in the Application are owned by the Customer, or that the Customer has permission from the rightful owner to use each of these elements, and will hold harmless, protect, indemnify, and defend the Developer and its subcontractors from any liability (including attorneys’ fees and court costs), including any claim or suit, threatened or actual, arising from the use of such elements furnished by the Customer.

14.3
Continuing Ownership of Existing Trademarks: The Developer recognizes the Customer’s right, title, and interest in and to all service marks, trademarks, and trade names used by the Customer and agrees not to engage in any activities or commit any acts, directly or indirectly, that may contest, dispute, or otherwise impair the Customer’s right, title, and interest therein, nor shall the Developer cause diminishment of value of said trademarks or trade names through any act or representation. The Developer shall not apply for, acquire, or claim any right, title, or interest in or to any such service marks, trademarks, or trade names, or others that may be confusingly similar to any of them, through advertising or otherwise. Effective as of the termination of this Agreement, the Developer shall cease to use all of the Customer’s trademarks, marks, and trade names.

15.	AMENDMENTS

No amendment, change, or modification of this Agreement shall be valid unless in writing and signed by both Parties.

16.	ASSIGNMENT

The Customer may assign this Agreement freely, in whole or in part. The Developer may not, without the written consent of the Customer, assign, or delegate its obligations under this Agreement, except that the Developer may transfer the right to receive any amounts that may be payable to it for its Services under this Agreement, which transfer will be effective only after receipt by the Customer of written notice of such assignment or transfer.

17.	SUCCESSORS AND ASSIGNS

All references in this Agreement to the Parties shall be deemed to include, as applicable, a reference to their respective successors and assigns. The provisions of this Agreement shall be binding on and shall inure to the benefit of the successors and assigns of the Parties.

18.	FORCE MAJEURE

A Party shall not be considered in breach of or in default under this Agreement on account of, and shall not be liable to the other Party for, any delay or failure to perform its obligations hereunder by reason of fire, earthquake, flood, explosion, strike, riot, war, terrorism, pandemic (including the COVID-19 pandemic) or similar event beyond that Party’s reasonable control (each a “Force Majeure Event”); provided, however, if a Force Majeure Event occurs, the affected Party shall, as soon as practicable:

(i)	notify the other Party of the Force Majeure Event and its impact on performance under this Agreement; and

(ii)	use reasonable efforts to resolve any issues resulting from the Force Majeure Event and perform its obligations hereunder.

19.	NO IMPLIED WAIVER

The failure of either Party to insist on strict performance of any covenant or obligation under this Agreement, regardless of the length of time for which such failure continues, shall not be deemed a waiver of such Party's right to demand strict compliance in the future. No consent or waiver, express or implied, to or of any breach or default in the performance of any obligation under this Agreement shall constitute a consent or waiver to or of any other breach or default in the performance of any other obligation.

20.	NOTICE

All notices, requests and other communications required or permitted to be given pursuant to this Agreement shall be delivered personally, or sent by registered mail, postage prepaid, by facsimile or by e-mail to the addresses/numbers of such Party set forth below (or at such other addresses/numbers as one Party has notified the other Party in writing not less than 14 Business Days in advance). “Business Day” means a day on which banks in [Hong Kong] are generally open for normal banking business to the public and which is not a Saturday, Sunday or public holiday in Hong Kong. The dates on which such notices, request and other communications shall be deemed to have been effectively given shall be determined as follows:

20.1	if by personal delivery, on delivery;

20.2	if by registered mail, 14 Business Days after posting; and

20.3	if by facsimile or e-mail shall be deemed effectively given on the date of successful transmission (which may be evidenced by an automatically generated confirmation of transmission)

If to the Developer:
Address	:	18/F, No 8 Lyndhurst Terrace, Central, Hong Kong
Facsimile No	:	25443976
E-mail	:	info@infast.hk
Attn	:	Franco Chu

If to the Customer:
Address	:	Flat 4, 9 Rocklands Ave, Mount Eden, Auckland 1024, New Zealand
E-mail	:

21.	GOVERNING LAW AND JURISDICTION

This Agreement is governed by and shall be construed in all respects in accordance with the laws of Hong Kong.  Each Party irrevocably submits to the non-exclusive jurisdiction of the courts of Hong Kong.

22.	COST

Each Party shall bear its own legal costs and disbursements of and incidental to the negotiation, preparation, settling, signing and implementation of this Agreement.

23.	COUNTERPARTS/ELECTRONIC SIGNATURES

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. For purposes of this Agreement, use of a facsimile, e-mail, or other electronic medium shall have the same force and effect as an original signature.

24.	SEVERABILITY

If at any time any one or more provisions hereof is or becomes invalid, illegal, unenforceable or incapable of performance in any respect, the validity, legality, enforceability or performance of the remaining provisions hereof shall not thereby in any way be affected or impaired.

25.	ENTIRE AGREEMENT

This Agreement, and those documents referred to in it contain the entire agreement between the Parties relating to the transactions contemplated by this Agreement and supersede all prior drafts, previous agreements, arrangements and understandings, whether in writing or oral, between the Parties in relation to such matter.

26.	HEADINGS

Headings used in this Agreement are provided for convenience only and shall not be used to construe meaning or intent.

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SCHEDULE 1

The Proposal

1.	Scope and description of Services

Client mobile application development with functions including:-

1.1	Client Management
1.1.1	Mobile phone number/ email registration
1.1.2	Account and password login
1.1.3	Cash and margin accounts opening
1.1.4	Switch accounts
1.1.5	Amend/ update account information
1.1.6	Professional Investor Certification

1.2	Capital Management
1.2.1	Deposit and withdrawal of capital
1.2.2	Capital flow records

1.3	Market conditions and quotes
1.3.1	Hong Kong stock delayed quotes
1.3.2	Basic market data, capital flow, buy and sell brokers, etc.

1.4	Trading platform
1.4.1	Hong Kong stock
1.4.2	Hong Kong stock offerings

1.5	Information management
1.5.1	Market List
1.5.2	News information
1.5.3	Personal information
1.5.4	Help center
1.5.5	Notification center

1.6	Contact Management
1.6.1	Online customer service
1.6.2	Real-time communication
1.6.3	General Settings
1.6.4	About us

Key functionalities add-on:

1.7	Straight-through online account opening

1.8	Cybersecurity controls upgrade

1.9	Trading system interface to the execution broker

1.10	Fund deposit enhancement

1.11	IPO financing

1.12	TRS trading

By signing below, the Parties agree to comply with the terms and conditions this Agreement and all of the requirements contained in the Proposal.

IN WITNESS WHEREOF the Parties have executed this Agreement on the date first before written.

THE DEVELOPER

Signed by Franco Chu                                       )
                                )
for and on behalf of                                           )
                                )             /s/Franco Chu  (Company chop)
Infast Brokerage Limited                                )             ___________________________

in the presence of:

/s/
____________________
Name:

THE CUSTOMER

Signed by Wang Jun Yu                                              )
                                                                                    )
for and on behalf of                                                    )
                                                                                    )                /s/ Wang Jun Yu (Company Chop)
WEALTH GUARDIAN INVESTMENT LIMITED ) ___________________________

in the presence of:

/s/
____________________
Name: